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                                                                    Exhibit 4.91

   AGREEMENT FOR PROCUREMENT AND INSTALLATION FOR OPTICAL ACCESS NETWORK (OAN) PROJECT PACKAGE-I (DIVRE I AND DIVRE III) NO. K.TEL.426/HK.810/ITS-00/2006,
                             DATED 29 DECEMBER 2006

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Parties:              1.   TELKOM; and

                      2. Opnet - Olexindo Consortium, Consisting of: (1) Opnet Technologies Co., Ltd.; and (2) PT Olex Cables Indonesia ("OPNET-OLEXINDO CONSORTIUM")

Scope of Agreement:   OPNET-OLEXINDO CONSORTIUM has agreed and committed to
                      execute OAN Project Package I (DIVRE I and DIVRE III)

Obligations of
OPNET-OLEXINDO
CONSORTIUM:           1.   OPNET-OLEXINDO CONSORTIUM shall ensure the good
                           performance of OAN until the expiry of warranty period;

                      2. OPNET-OLEXINDO CONSORTIUM shall ensure all services quality.

Assignment:           OPNET-OLEXINDO CONSORTIUM may not assign the right to any
                      party without the prior written consent of TELKOM. TELKOM reserves the right to assign the agreement without prior approval of OPNET-OLEXINDO CONSORTIUM to and investor provided the investor gives OPNET-OLEXINDO CONSORTIUM satisfactory payment assurances in accordance to this agreement. TELKOM reserves the right to assign the agreement, with the prior approval of OPNET-OLEXINDO
                      CONSORTIUM to any of TELKOM's subsidiaries or related companies.

Termination:          TELKOM shall be entitled to unilaterally, without any
                      claim from OPNET-OLEXINDO CONSORTIUM, terminate a part or the entire agreement, if the following events occur:

                      1. If OPNET-OLEXINDO CONSORTIUM fails to materially execute the works or neglects to perform its obligation;

                      2. If OPNET-OLEXINDO CONSORTIUM becomes subject to bankruptcy, insolvency, liquidation or winding up proceedings;

                      3. If OPNET-OLEXINDO CONSORTIUM is in material breach of its obligation or repudiates this agreement.

Dispute Resolution:   1.   Both parties shall use their best efforts and shall
                           co-operate and negotiate in good faith to resolve any
                           and all disputes;
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                      2.   In the event that such disputes cannot be settled
                           amicably, the parties shall submit the dispute to arbitration under the rules of the Indonesian
                           National Board of Arbitration ("BANI").

Governing Law:        The agreement is governed by, construed and interpreted in accordance with the laws of the Republic of Indonesia.
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